July 25, 2002

Milton Hershey School Trust Explores Sale of Hershey Foods

Hershey Foods Corporation today confirmed that the Milton Hershey School Trust (the “School Trust"), which controls 77% of the voting power of Hershey Foods’ stock, has informed the Company that it has decided to diversify its holdings and in this regard wants Hershey Foods to explore a sale of the entire Company. There can be no assurance that any transaction will be agreed upon or, if agreed upon, that it will be consummated.

Richard H. Lenny, Chairman, President and Chief Executive Officer of the Company, said, “Hershey Foods is a true American icon, with a unique heritage and some of the best products in the confectionery industry. The plans we put in place last year build on these strengths and on the Company’s significant potential. Clearly, the Hershey Foods Board of Directors would have preferred to keep Hershey Foods as an independent company. In fact, we proposed a specific alternative to a possible sale of the Company.

However, the School Trust rejected our proposal having concluded that exploring a possible sale of the Company was the most prudent course of action consistent with its diversification objectives and its fiduciary obligations to the Milton Hershey School.

“Recognizing the School Trust’s controlling position and its determination to explore a possible sale,” continued Lenny, “the Hershey Foods Board of Directors has concluded that it is in the best interests of the Company and its stockholders for Hershey Foods and the School Trust to work together in a cooperative manner in this effort.”

The Company has retained UBS Warburg and Sullivan & Cromwell as its financial and legal advisors.

Hershey Foods Corporation is the leading North American manufacturer of quality chocolate and non-chocolate confectionery and chocolate-related grocery products; some of the Company’s most popular products include REESE’S® peanut butter cups, HERSHEY®’S chocolate and chocolate with almonds bars, HERSHEY®’S KISSES® chocolates, KIT KAT® wafer bars, TWIZZLERS® candy, HERSHEY®’S cocoa and HERSHEY®’S syrup. The Company also is a market leader in the gum and mint category with such well-known brands as ICE BREAKERS®, CARE FREE® chewing gum and mints and BUBBLE YUM® bubble gum.

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